Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 of Globalstar, Inc. of our report dated March 2, 2015, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Globalstar, Inc., which report appears in the Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2014 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crow Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
June 10, 2015